Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 4, 2025
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 2nd QUARTER 2025.

Columbus, Ohio – August 4, 2025 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights

•
Net income for Q2 2025 was $5.0 million ($0.77 per diluted common share), which included $1.4 million of Provision expense. This represents a 197% increase in net income over Q2 2024. The provision for credit losses negatively impacted earnings per share by $0.17 for Q2 2025.
•
Pre-provision, pre-tax net revenue (PPNR) for Q2 2025 was $7.8 million, which represents a 42% increase over Q2 2024 and a 27% increase over Q1 2025.
•
Return on Average Equity (ROE) was 11.47% for Q2 2025, while Return on Average Assets (ROA) was 0.97%.
•
Book value per share increased to $26.63 as of June 30, 2025.
•
Net Interest Margin (NIM) increased 19bps when compared to the prior quarter and increased 44bps when compared to the Q2 2024. This represents the fifth consecutive quarter in which we have achieved NIM expansion.
•
Cost of funds declined 48bps when compared to Q2 2024.
•
Efficiency Ratio improved to 49.8% compared to 55.9% for the prior quarter and 56.4% for Q2 2024.

Recent Developments

•
On July 1, 2025, the Company’s Board of Directors declared a cash dividend of $0.08 per share on its common stock and a corresponding cash dividend of $8.00 per share on its Series D Preferred Stock. The dividend was paid on July 21, 2025 to shareholders of record as of the close of business on July 11, 2025.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented "During the first half of 2025, we continued to successfully execute our key strategic objectives, which include:

•
Scaling our Commercial Bank and improving our Loan and Customer Mix through the addition of full-service C&I loan and full-service deposit and treasury management customers.
•
Strengthening our Regional Market Leadership, as well as expanding our Commercial & Retail Banking teams by adding additional proven top performers.
•
Improving our Deposit franchise by lowering our Cost of Funds and reducing reliance on higher cost funding.
•
Reducing and Refinancing Low-Rate loans, predominantly residential mortgage portfolio loans, while we emphasize the growth of Salable Home Mortgage loans throughout our market Footprints.

In addition, to the expansion of and strengthening of our Regional Banking Teams to date, we also generated PPNR of $7.8 million during Q2 while achieving an Efficiency Ratio of below 50%. Our Net Earnings of $5.0 million for Q2, included $1.4 million of Loan Provision expense, as we increased our Allowance for Loan Losses. We also downstreamed $10 million of Capital to the Bank which further increased our regulatory capital ratios.

The significant Leadership & Banking Talent upgrades which have been accomplished, we believe bode well going forward, enabling us to accelerate the execution of our stated Key Strategic & Business Objectives.

Our Bests are yet Ahead!"

Robert E. Hoeweler, Chairman of the Board, added: “We are pleased with our Leadership Team’s execution of the Bank's Strategic initiatives, which includes solid Core Earnings growth.”

Overview of Results

Net income for the three months ended June 30, 2025 totaled $5.0 million (or $0.77 per diluted common share) compared to net income of $4.4 million (or $0.68 per diluted common share) for the three months ended March 31, 2025 and net income of $1.7 million (or $0.26 per diluted common share) for the three months ended June 30, 2024. PPNR for the three months ended June 30, 2025 was $7.8 million compared to PPNR of $6.2 million for the three months ended March 31, 2025 and PPNR of $5.5 million for the three months ended June 30, 2024.

Net income for the six months ended June 30, 2025 totaled $9.5 million (or $1.45 per diluted common share) compared to net income of $4.8 million (or $0.74 per diluted common share) for the six months ended June 30, 2024. Pre-provision, pre-tax net revenue for the six months ended June 30, 2025 was $14.0 million compared to PPNR of $10.5 million for the six months ended June 30, 2024.

Net Interest Income and Net Interest Margin

Net interest income totaled $14.0 million for the quarter ended June 30, 2025 and increased $1.1 million, or 8.5%, compared to $12.9 million for the prior quarter, and increased $2.6 million, or 23.2%, compared to $11.4 million for the second quarter of 2024.

The increase in net interest income compared to the prior quarter was primarily due to a $1.2 million, or 4.0%, increase in interest income, partially offset by a $67,000 increase in interest expense. The increase in interest income was primarily attributed to a 16bps increase in the average yield on interest-earning assets, coupled with a $24.6 million, or 1.3%, increase in average interest-earning assets. The increase in interest expense when compared to the prior quarter was attributed to a 2bps increase in the average cost of funds on interest-bearing liabilities, partially offset by a $578,000, or 0.04%, decrease in average interest-bearing liabilities. The net interest margin of 2.83% for the quarter ended June 30, 2025 increased 19bps compared to the net interest margin of 2.64% for the prior quarter.

The increase in net interest income compared to the second quarter of 2024 was primarily due to a $1.6 million, or 8.9%, decrease in interest expense, coupled with a $1.0 million, or 3.6%, increase in interest income. The decrease in interest expense was attributed to a 41bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $1.4 million, or 0.09%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a $76.5 million, or 4.0%, increase in average interest-earning assets outstanding, partially offset by a 3bps decrease in the average yield on interest-earning assets. The net interest margin of 2.83% for the quarter ended June 30, 2025 increased 44bps compared to the net interest margin of 2.39% for the second quarter of 2024.

Noninterest Income

Noninterest income for the three months ended June 30, 2025 totaled $1.6 million and increased $374,000, or 31.0%, compared to $1.2 million for the prior quarter. The increase was primarily due to a $196,000 increase in SWAP fee income, a $92,000 increase in gain on sales of residential mortgage loans, and a $103,000 decrease in the loss on the sale of a security during the prior quarter.

Noninterest income for the three months ended June 30, 2025 increased $362,000, or 29.7%, compared to $1.2 million for the three months ended June 30, 2024. The increase was primarily due to a $196,000 increase in SWAP fee income, a $119,000 increase in gain on sales of residential mortgage loans, and a $98,000 increase in service charges on deposit accounts.

The following table represents the notional amount of loans sold during the three months ended June 30, 2025, March 31, 2025, and June 30, 2024 (in thousands).

	Three Months ended
	June 30, 2025	March 31, 2025	June 30, 2024
Notional amount of loans sold	$14,023	$27,277	$10,837

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2025 totaled $7.8 million and decreased $200,000, or 2.5%, compared to $8.0 million for the prior quarter. The decrease in noninterest expense was primarily due to a $229,000 decrease in salaries and employee benefits. The decrease in salaries and employee benefits was impacted by a $183,000 decrease in payroll taxes, which on a percentage basis is higher in the first quarter of the year.

Noninterest expense for the quarter ended June 30, 2025 increased $662,000, or 9.3%, compared to $7.1 million for the quarter ended June 30, 2024. The increase in noninterest expense was primarily due to a $384,000 increase in salaries and employee benefits and a $309,000 increase in professional fee expense. The increase in salaries and employee benefits was primarily driven by higher salary expense due to increased FTEs and expense accruals related to staff incentives and deferred compensation incentives in the second quarter of 2025 when compared to the second quarter of 2024. The increase in professional fee expense was predominantly due to increased recruiting expenses in the second quarter of 2025 when compared to the second quarter of 2024.

Income Tax Expense

Income tax expense was $1.4 million for the quarter ended June 30, 2025 (effective tax rate of 21.3%), compared to $1.1 million for the prior quarter (effective tax rate of 20.6%) and $237,000 for the quarter ended June 30, 2024 (effective tax rate of 12.3%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.8 billion at June 30, 2025 and increased $4.7 million, or 0.3%, from the prior quarter and increased $32.8 million, or 1.9%, from December 31, 2024. The increase in loans and leases balances from the prior quarter was primarily due to a $7.1 million increase in commercial and industrial (C&I) loan balances, a $5.1 million increase in commercial real estate loan balances, and an $811,000 increase in home equity lines of credit balances, partially offset by a $3.9 million decrease in single-family residential loan balances, a $3.7 million decrease in construction loan balances, and a $1.3 million increase in the allowance for credit losses on loans.

The increase in loans and leases from December 31, 2024 was primarily due to a $52.8 million increase in commercial real estate loan balances, a $3.3 million increase in home equity lines of credit balances, a $3.0 million increase in commercial and industrial (C&I) loan balances, and a $2.7 million increase in construction loan balances, partially offset by a $27.9 million decrease in single-family residential loan balances and a $1.6 million increase in the allowance for credit losses on loans. The decrease in single-family residential loan balances was due primarily to the sale of two portfolios of loans in the first quarter of 2025 totaling $18.1 million.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	June 30, 2025	March 31, 2025
Construction – 1-4 family*	$29,131	$29,430
Construction – Multi-family*	157,743	155,983
Construction – Non-residential*	18,785	23,646
Hotel/Motel	11,853	11,926
Industrial / Warehouse	75,408	74,068
Land/Land Development	32,942	33,195
Medical/Healthcare/Senior Housing	2,045	2,184
Multi-family	218,523	211,937
Office	40,150	41,109
Retail	69,815	71,948
Other	7,424	7,603

* CFBank possesses a core competency and deep expertise in Construction Lending. The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $16.6 million, or 0.94% of total loans at June 30, 2025, an increase of $2.1 million from $14.5 million at March 31, 2025 and December 31, 2024.

Loans 30 days or more past due totaled $15.2 million at June 30, 2025, compared to $11.4 million at March 31, 2025 and $12.5 million at December 31, 2024.

The allowance for credit losses on loans and leases totaled $19.1 million at June 30, 2025 compared to $17.8 million at March 31, 2025 and $17.5 million at December 31, 2024. The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.08% at June 30, 2025 compared to 1.01% at March 31, 2025 and 1.00% at December 31, 2024.

There was $1.4 million in provision for credit losses expense for the quarter ended June 30, 2025, compared to $582,000 for the quarter ended March 31, 2025 and $3.6 million for the quarter ended June 30, 2024. Net charge-offs for the quarter ended June 30, 2025 totaled $51,000, compared to net charge-offs of $23,000 for the prior quarter and net charge-offs of $2.1 million for the quarter ended June 30, 2024. The increase in provision expense and the allowance for credit losses on loans was driven by a $1.2 million increase in the specific reserve on a loan participation. This participation was purchased in 2022 and is not part of the Bank’s core loan portfolio.

Deposits

Deposits totaled $1.81 billion at June 30, 2025, an increase of $26.2 million, or 1.5%, when compared to $1.78 billion at March 31, 2025, and an increase of $54.1 million, or 3.1%, when compared to $1.76 million at December 31, 2024. The increase when compared to March 31, 2025 was primarily due to a $21.6 million increase in interest-bearing account balances, coupled with a $4.5 million increase in noninterest-bearing accounts balances. The increase when compared to December 31, 2024 was primarily due to a $31.4 million increase in interest-bearing account balances, coupled with a $22.7 million increase in noninterest-bearing accounts balances.

At June 30, 2025, approximately 29.1% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 31.1% at March 31, 2025 and approximately 29.8% at December 31, 2024.

Borrowings

FHLB advances and other debt totaled $100.9 million at June 30, 2025, compared to $92.7 million March 31, 2025 and December 31, 2024. The increase was primarily due to a $10 million increase in the outstanding balance on the holding company credit facility.

Capital

Stockholders’ equity totaled $177.0 million at June 30, 2025, an increase of $4.3 million, or 2.5%, when compared to $172.7 million at March 31, 2025, and an increase of $8.6 million, or 5.1%, from $168.4 million at December 31, 2024. The increase in total stockholders’ equity during the three months ended June 30, 2025 was primarily attributed to net income, partially offset by $456,000 in dividend payments. The increase in stockholders’ equity during the six months ended June 30, 2025 was primarily attributed to net income, partially offset by $909,000 in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR). Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Five (5) Major Metro Markets: Columbus, Cleveland, Cincinnati, and Akron Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products. CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2024.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this press release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income

($ in thousands, except share data)

(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2025	2024	% change	2025	2024	% change
Total interest income	$30,359	$29,315	4%	$59,559	$58,401	2%
Total interest expense	16,358	17,948	-9%	32,649	35,750	-9%
Net interest income	14,001	11,367	23%	26,910	22,651	19%

Provision for credit losses
Provision for credit losses-loans	1,370	3,195	-57%	1,722	4,512	-62%
Provision for credit losses-unfunded commitments	57	366	-84%	287	286	0%
	1,427	3,561	-60%	2,009	4,798	-58%
Net interest income after provision for credit losses	12,574	7,806	61%	24,901	17,853	39%

Noninterest income
Service charges on deposit accounts	721	623	16%	1,388	1,182	17%
Net gain on sales of residential mortgage loans	206	87	137%	320	177	81%
Net gain (loss) on sales of commercial loans	—	—	n/m	(18)	167	n/m
Net loss on sale of equity security	—	—	n/m	(103)	—	n/m
Swap fee income	196	—	n/m	196	—	n/m
Other	457	508	-10%	1,003	597	68%
Noninterest income	1,580	1,218	30%	2,786	2,123	31%

Noninterest expense
Salaries and employee benefits	3,954	3,570	11%	8,137	7,078	15%
Occupancy and equipment	417	471	-11%	851	905	-6%
Data processing	683	649	5%	1,357	1,264	7%
Franchise and other taxes	304	356	-15%	607	642	-5%
Professional fees	899	590	52%	1,686	1,253	35%
Director fees	180	143	26%	357	268	33%
Postage, printing, and supplies	46	42	10%	95	86	10%
Advertising and marketing	84	38	121%	128	52	146%
Telephone	43	52	-17%	98	103	-5%
Loan expenses	196	259	-24%	521	706	-26%
Foreclosed assets, net	3	—	n/m	4	—	n/m
Depreciation	118	122	-3%	236	252	-6%
FDIC premiums	534	499	7%	1,080	1,099	-2%
Regulatory assessment	64	66	-3%	129	131	-2%
Other insurance	50	51	-2%	96	107	-10%
Other	179	184	-3%	326	333	-2%
Noninterest expense	7,754	7,092	9%	15,708	14,279	10%

Income before income taxes	6,400	1,932	231%	11,979	5,697	110%
Income tax expense	1,365	237	476%	2,514	932	170%
Net income	5,035	1,695	197%	9,465	4,765	99%
Earnings allocated to participating securities (Series D preferred stock)	(155)	(54)	n/m	(292)	(121)	n/m
Net Income attributable to common stockholders	$4,880	$1,641	197%	$9,173	$4,644	98%

Share Data
Basic earnings per common share	$0.77	$0.26		$1.46	$0.74
Diluted earnings per common share	$0.77	$0.26		$1.45	$0.74

Average common shares outstanding - basic	6,300,427	6,256,457		6,293,078	6,293,178
Average common shares outstanding - diluted	6,344,833	6,256,457		6,315,281	6,306,878

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2025	2025	2024	2024	2024
Assets
Cash and cash equivalents	$275,684	$240,986	$235,272	$233,520	$241,775
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,996	8,793	8,683	8,690	8,323
Equity securities	-	-	5,000	5,000	5,000
Loans held for sale	1,613	3,505	2,623	5,240	3,187
Loans and leases	1,773,930	1,767,942	1,739,493	1,733,855	1,706,980
Less allowance for credit losses on loans and leases	(19,122)	(17,803)	(17,474)	(16,780)	(19,285)
Loans and leases, net	1,754,808	1,750,139	1,722,019	1,717,075	1,687,695
FHLB and FRB stock	8,031	8,022	8,918	8,908	9,830
Foreclosed assets, net	524	524	-	-	-
Premises and equipment, net	3,469	3,472	3,536	3,480	3,571
Operating lease right of use assets	5,760	5,925	6,087	6,259	4,858
Bank owned life insurance	27,573	27,341	27,116	26,899	26,683
Accrued interest receivable and other assets	46,979	45,874	46,169	51,323	49,612
Total assets	$2,133,537	$2,094,681	$2,065,523	$2,066,494	$2,040,634

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$296,348	$291,800	$273,668	$257,715	$217,771
Interest bearing	1,513,500	1,491,889	1,482,127	1,487,861	1,478,705
Total deposits	1,809,848	1,783,689	1,755,795	1,745,576	1,696,476
FHLB advances and other debt	100,947	92,689	92,680	108,672	137,163
Advances by borrowers for taxes and insurance	374	1,346	2,238	1,214	154
Operating lease liabilities	5,932	6,083	6,229	6,387	4,949
Accrued interest payable and other liabilities	24,394	23,183	25,144	25,652	27,322
Subordinated debentures	15,019	15,009	15,000	14,990	14,980
Total liabilities	1,956,514	1,921,999	1,897,086	1,902,491	1,881,044

Stockholders' equity	177,023	172,682	168,437	164,003	159,590
Total liabilities and stockholders' equity	$2,133,537	$2,094,681	$2,065,523	$2,066,494	$2,040,634

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$8,830	$40	1.45%	$13,632	$139	3.49%	$12,902	$133	3.37%
Loans and leases and loans held for sale (3)	1,760,308	27,907	6.34%	1,747,968	26,815	6.14%	1,688,522	26,339	6.24%
Other earning assets	200,614	2,259	4.50%	183,421	2,072	4.52%	191,199	2,679	5.60%
FHLB and FRB stock	8,028	153	7.62%	8,151	174	8.54%	8,646	164	7.59%
Total interest-earning assets	1,977,780	30,359	6.13%	1,953,172	29,200	5.97%	1,901,269	29,315	6.16%
Noninterest-earning assets	97,153			99,873			96,107
Total assets	$2,074,933			$2,053,045			$1,997,376

Interest-bearing liabilities:
Deposits	$1,464,909	$15,186	4.15%	$1,465,045	$15,253	4.16%	$1,443,860	$16,784	4.65%
FHLB advances and other borrowings	107,248	1,172	4.37%	107,690	1,038	3.86%	126,918	1,164	3.67%
Total interest-bearing liabilities	1,572,157	16,358	4.16%	1,572,735	16,291	4.14%	1,570,778	17,948	4.57%

Noninterest-bearing liabilities	327,187			309,457			266,393
Total liabilities	1,899,344			1,882,192			1,837,171

Equity	175,589			170,853			160,205
Total liabilities and equity	$2,074,933			$2,053,045			$1,997,376

Net interest-earning assets	$405,623			$380,437			$330,491
Net interest income/interest rate spread		$14,001	1.97%		$12,909	1.83%		$11,367	1.59%
Net interest margin			2.83%			2.64%			2.39%
Average interest-earning assets
to average interest-bearing liabilities	125.80%			124.19%			121.04%

(1)
Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)
Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)
Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights

	At or for the three months ended					Six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2025	2025	2024	2024	2024	2025	2024
Earnings and Dividends
Net interest income	$14,001	$12,909	$12,533	$11,460	$11,367	$26,910	$22,651
Provision for credit losses	$1,427	$582	$1,381	$558	$3,561	$2,009	$4,798
Noninterest income	$1,580	$1,206	$1,446	$1,606	$1,218	$2,786	$2,123
Noninterest expense	$7,754	$7,954	$7,433	$7,226	$7,092	$15,708	$14,279
Net income	$5,035	$4,430	$4,417	$4,205	$1,695	$9,465	$4,765
Basic earnings per common share	$0.77	$0.68	$0.68	$0.65	$0.26	$1.46	$0.74
Diluted earnings per common share	$0.77	$0.68	$0.68	$0.65	$0.26	$1.45	$0.74
Dividends declared per share	$0.07	$0.07	$0.07	$0.06	$0.06	$0.14	$0.12

Performance Ratios (annualized)
Return on average assets	0.97%	0.86%	0.86%	0.84%	0.34%	0.92%	0.48%
Return on average equity	11.47%	10.37%	10.61%	10.38%	4.23%	10.93%	6.00%
Average yield on interest-earning assets	6.13%	5.97%	6.16%	6.30%	6.16%	6.05%	6.12%
Average rate paid on interest-bearing liabilities	4.16%	4.14%	4.40%	4.70%	4.57%	4.15%	4.54%
Average interest rate spread	1.97%	1.83%	1.76%	1.60%	1.59%	1.90%	1.58%
Net interest margin, fully taxable equivalent	2.83%	2.64%	2.57%	2.41%	2.39%	2.74%	2.37%
Efficiency ratio (3)	49.77%	55.94%	53.17%	55.30%	56.35%	52.90%	57.64%
Noninterest expense to average assets	1.49%	1.55%	1.45%	1.44%	1.42%	1.52%	1.43%

Capital
Tier 1 capital leverage ratio (1)	11.20%	10.55%	10.33%	10.36%	10.11%	11.20%	10.11%
Total risk-based capital ratio (1)	14.69%	13.76%	13.60%	13.43%	13.48%	14.69%	13.48%
Tier 1 risk-based capital ratio (1)	13.45%	12.59%	12.45%	12.35%	12.23%	13.45%	12.23%
Common equity tier 1 capital to risk weighted assets (1)	13.45%	12.59%	12.45%	12.35%	12.23%	13.45%	12.23%
Equity to total assets at end of period	8.30%	8.24%	8.15%	7.94%	7.82%	8.30%	7.82%
Book value per common share	$26.63	$25.86	$25.51	$24.83	$24.17	$26.63	$24.17
Tangible book value per common share (2)	$26.63	$25.86	$25.51	$24.83	$24.17	$26.63	$24.17
Period-end market value per common share	$23.97	$22.04	$25.54	$21.65	$18.76	$23.97	$18.76
Period-end common shares outstanding	6,447,692	6,476,759	6,402,085	6,388,110	6,387,655	6,447,692	6,387,655
Average basic common shares outstanding	6,300,427	6,285,649	6,258,616	6,253,716	6,256,457	6,293,078	6,293,178
Average diluted common shares outstanding	6,344,833	6,285,649	6,328,710	6,293,908	6,256,457	6,315,281	6,306,878
Asset Quality
Nonperforming loans	$16,632	$14,563	$14,719	$14,597	$10,909	$16,632	$10,909
Nonperforming loans to total loans	0.94%	0.82%	0.87%	0.84%	0.64%	0.94%	0.64%
Nonperforming assets to total assets	0.80%	0.72%	0.71%	0.71%	0.53%	0.80%	0.53%
Allowance for credit losses on loans and leases to total loans and leases	1.08%	1.01%	1.00%	0.97%	1.13%	1.08%	1.13%
Allowance for credit losses on loans and leases to nonperforming loans and leases	114.97%	122.25%	118.72%	114.96%	176.78%	114.97%	176.78%
Net charge-offs (recoveries)	$51	$23	$95	$3,291	$2,108	$74	$2,092
Annualized net charge-offs (recoveries) to average loans	0.01%	0.01%	0.02%	0.77%	0.49%	0.01%	0.25%

Average Balances
Loans	$1,775,865	$1,763,827	$1,737,656	$1,717,886	$1,704,118	$1,769,879	$1,707,088
Assets	$2,074,933	$2,053,045	$2,046,032	$2,000,421	$1,997,376	$2,064,049	$2,000,785
Stockholders' equity	$175,589	$170,853	$166,511	$162,039	$160,205	$173,234	$158,782

(1)
Regulatory capital ratios of CFBank
(2)
There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)
The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURE

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended			Six months ended
	Jun 30,	Mar 31,	Jun 30,	Jun 30,
	2025	2025	2024	2025	2024
Net income	$5,035	$4,430	$1,695	$9,465	$4,765
Add: Provision for credit losses	1,427	582	3,561	2,009	4,798
Add: Income tax expense	1,365	1,149	237	2,514	932
Pre-provision, pre-tax net revenue	$7,827	$6,161	$5,493	$13,988	$10,495